Exhibit E
JOINT FILING AGREEMENT
The undersigned to this Joint Filing Agreement (“Agreement”) agree that the Statement (“Statement”) on Schedule 13D filed on or about the date hereof and any further amendments thereto with respect to beneficial ownership by the undersigned of the shares of Series A Convertible Preferred Stock (“Preferred Stock”) of Granite City Food & Brewery Ltd., a Minnesota corporation (“Company”), and the shares of the Company’s common stock into which the Preferred Stock convert. This Agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.
The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated May 20, 2011.

CONCEPT DEVELOPMENT PARTNERS LLC		CIC II GP LLC

By:	/s/ Fouad Bashour Name: Fouad Bashour	By:	/s/ Fouad Bashour Name: Fouad Bashour
	Title: Manager		Title: Manager

CIC PARTNERS FIRM LP		CDP-ME HOLDINGS, LLC

By:	/s/ Fouad Bashour Name: Fouad Bashour	By:	/s/ Dean Oakey Name: Dean Oakey
	Title: Director		Title: Manager

CIC II LP		CDP MANAGEMENT PARTNERS, LLC

By:	CIC II GP LLC	By:	/s/ Dean Oakey
	Its: General Partner		Name: Dean Oakey
Title: Manager

By:	/s/ Fouad Bashour Name: Fouad Bashour
Title: Manager